EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form S-3 of Digital Ally, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 31, 2023, relating to our audits of the consolidated financial statements of Digital Ally, Inc., appearing in the Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2022.

/s/ RBSM LLP
RBSM LLP New York, NY
May 16, 2023